EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Sponsors and Trustee of Municipal Investment Trust Fund, Multistate Series--310,
Defined Asset Funds (California, New York and Pennsylvania Trusts):

We consent to the use in this Registration Statement No. 333-23335 of our report dated May 8, 1997, relating to the Statements of Condition of Municipal Investment Trust Fund, Multistate Series--310, Defined Asset Funds (California, New York and Pennsylvania Trusts) and to the reference to us under the heading 'Miscellaneous-- Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, NY
May 8, 1997